SELIGMAN QUALITY MUNICIPAL FUND, INC.
PROXY RESULTS

Stockholders of Seligman Quality Municipal Fund, Inc. voted on the following proposals at the Annual Meeting of Stockholders on May 8, 2003, in New York City. The description of each proposal and number of shares voted are as follows:

Election of Directors:

Election by Holders of Preferred Shares and Common Shares:

                                       For                  Withheld
                               ------------------       -------------
Robert B. Catell                    4,411,073.213            68,419
John R. Galvin                      4,410,659.219            68,833
William C. Morris                   4,412,543.219            66,949
Robert L. Shafer                    4,412,543.219            66,949

Ratification of Deloitte & Touche LLP as Independent auditors for 2003:

                                        For        Against    Abstain
                                  ---------------  -------   ----------
                                    4,362,366.219  70,310      46,816